EXHIBIT 99.1

      [IES LOGO]                                    NEWS RELEASE

                                  Contacts: H. Roddy Allen, CEO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

                                            Ken Dennard / ksdennard@drg-e.com
                                            Karen Roan / kcroan@drg-e.com
IMMEDIATE RELEASE                           DRG&E / 713-529-6600

                    INTEGRATED ELECTRICAL SERVICES ANNOUNCES
            PRICING OF PRIVATE PLACEMENT OF SENIOR CONVERTIBLE NOTES

      Houston - - November 22, 2004 -- Integrated Electrical Services, Inc. (NYSE - IES), today announced that it has entered into a purchase agreement for a private placement of $36 million aggregate principal amount of its 6.5% Senior Convertible Notes due 2014. The private placement is scheduled to close on November 24, 2004, subject to certain conditions. Investors in the notes have agreed to a purchase price equal to 100% of the principal amount of the notes. The investors have an option to purchase up to an aggregate of $14 million in additional notes on or before the later to occur of the 90th day after the closing date and the fifth business day after IES' next annual meeting of stockholders.

      When issued, the notes will:

      - Require payment of interest semi-annually in arrears at an annual rate of 6.5%

      -     Have a stated maturity of November 1, 2014

      -     Constitute senior unsecured obligations of IES

      - Be guaranteed on a senior unsecured basis by IES' significant domestic subsidiaries

      - Be convertible at the option of the holder under certain circumstances into shares of IES' common stock at an initial conversion price of $3.25 per share, subject to adjustment

The total number of shares of common stock deliverable upon conversion of the notes will be limited to approximately 9.4 million shares (including approximately 1.9 million treasury shares), absent receipt of stockholder approval of the issuance of additional shares. Subject to certain conditions, to the extent that more shares would otherwise be issuable upon conversions of notes, IES will be required to settle such conversions in cash by paying the value of the stock

EXHIBIT 99.1

into which the notes would otherwise be convertible. The net proceeds from the sale of the notes are required to be used to prepay a portion of IES' senior secured credit facility and for general corporate purposes.

      The notes, the guarantees and the shares of common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

                                      # # #